UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 26, 2010

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

As previously announced, on October 26, 2010, HealthSouth Corporation (the “Company”) entered into an amendment (the “Amendment”) to its existing credit agreement, dated March 10, 2006, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which that credit agreement was amended and restated in its entirety (as amended and restated, the “2010 Credit Agreement”). The parties to the 2010 Credit Agreement are the Company, Barclays Bank PLC, as administrative agent and collateral agent (the “Agent”), Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A., Goldman Sachs Lending Partners LLC, and Morgan Stanley & Co., as co-documentation agents, and various other lenders from time to time.

The 2010 Credit Agreement provides for a senior secured revolving credit facility of up to $500 million with an initial interest rate of three month LIBOR plus 3.5%, including a $260 million letter of credit subfacility, maturing in October 2015. As of October 26, 2010, $100.0 million were drawn on the new revolving credit facility to repay in full and retire the remaining amounts outstanding on the term loan facility that was terminated by the Amendment, and $48.7 million were drawn on the letter of credit subfacility. The 2010 Credit Agreement continues to permit future increases in revolving borrowing capacity or new term loans, or both, in an aggregate amount not to exceed $300 million.

Below is a summary of certain material provisions of the 2010 Credit Agreement that changed as a result of the Amendment:

1)
Resets, subject to change over time, the minimum interest coverage ratio, initially 2.5:1, and the maximum leverage ratio, initially 5:1, the calculation of which allows for netting cash and cash equivalents up to $75 million against the amount of debt;

2)	Permits acquisitions so long as there is no event of default and the Company would be in compliance with the financial covenants after giving pro forma effect to a given acquisition;

3)
Permits investments, in addition to the specified types of permitted investments, up to $200 million plus additional amounts so long as there is no event of default, the Company would be in compliance with the financial covenants and the leverage ratio would be no greater than 4.5:1, in each case, after giving pro forma effect to a given investment;

4)
Permits restricted payments, in addition to the specified types of permitted restricted payments, for (a) the repurchase of the Company’s 10.75% Senior Notes due in 2016 so long as there is no event of default and the leverage ratio is no greater than  4.5:1 after giving pro forma effect to a given permitted restricted payment, and (b) other amounts up to $200 million so long asthere is no event of default and the Company would be in compliance with the financial covenants after giving pro forma effect to a given restricted payment.

5)
Permits incurrence of “permitted unsecured indebtedness” (as defined in the 2010 Credit Agreement), in addition to the specified types of permitted indebtedness, up to $200 million plus additional amounts so long as there is no event of default, the Company would be in compliance with the financial covenants and the leverage ratio would be no greater than 4.5:1, in each case, after giving pro forma effect to a given incurrence; and

6)	Permits capital expenditures per fiscal year up to $200 million plus unused amounts from the preceding fiscal year.

In the covenants relating to investments, restricted payments, and capital expenditures, the maximum amounts limitations described above are subject to increase by an aggregate cumulative amount equal to 50% of the “excess cash flow” (as defined in the 2010 Credit Agreement) plus certain other amounts including net cash proceeds from certain equity issuances. The 2010 Credit Agreement contains other customary representations, warranties and affirmative and negative covenants. The 2010 Credit Agreement also includes customary events of default and acceleration provisions, including, without limitation, payment defaults, cross-defaults to other material indebtedness, changes in control, and bankruptcy-related defaults. If any “event of default” (as defined in the 2010 Credit Agreement) occurs and is continuing, the Agent may, and at the request of the required lenders will, terminate the commitments and declare all of the amounts owed under the 2010 Credit Agreement to be immediately due and payable.

Pursuant to an Amended and Restated Collateral and Guarantee Agreement (the “Collateral and Guarantee Agreement”), dated as of October 26, 2010, among the Company, its subsidiaries identified therein (collectively, the “Subsidiary Guarantors”) and the Agent, the Company’s obligations under the 2010 Credit Agreement are secured by substantially all of the assets of the Company and the Subsidiary Guarantors and guaranteed by the Subsidiary Guarantors.

The descriptions of the provisions of the Amendment, the Collateral and Guarantee Agreement and the 2010 Credit Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the definitive agreements. As soon as practicable, copies of these agreements will be filed as exhibits to an amended Form 8-K. When filed, that Form 8-K/A will also be available on the Company’s website at http://investor.healthsouth.com under SEC filings.

Some of the lenders under the 2010 Credit Agreement and certain of their affiliates have engaged and in the future may engage in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Forward-Looking Statements

The information contained in this Current Report on Form 8-K includes certain estimates, projections, and other forward-looking information that reflect the Company’s current views with respect to future events. These estimates, projections, and other forward-looking information are based on assumptions the Company believes, as of the date hereof, are reasonable. All such estimates, projections, and forward-looking information speak only as of the date hereof. The Company undertakes no duty to publicly update or revise the information contained herein. There can be no assurance that any estimates, projections, or forward-looking information will be realized. There may be differences between such estimates and actual events, and those differences may be material.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

October 27, 2010, the Company issued a press release regarding the Amendment, a copy of which is attached hereto as Exhibit 99.1. Exhibit 99.1 attached hereto is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of Exhibit 99.1 attached hereto is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of HealthSouth Corporation, dated October 27, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

	By:	/s/ JOHN P. WHITTINGTON
Name: John P. Whittington
Title: Executive Vice President, General Counsel, and Corporate Secretary
Dated: November 1, 2010